Filed Under Rule 424(b)(3), Registration Statement No. 333-136681
Pricing Supplement Number 20 Dated 09/15/2008
(To: Prospectus Dated August 16, 2006 and Prospectus Supplement Dated: April 28, 2008)

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
45974WDE3	100.000%	0.300%	$0.00	FIXED	7.950%	SEMI-ANNUAL	03/15/2010	03/15/2009	$39.09	YES	Senior Unsecured Notes	A1	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
45974WDF0	100.000%	0.400%	$0.00	FIXED	8.100%	SEMI-ANNUAL	09/15/2010	03/15/2009	$39.83	YES	Senior Unsecured Notes	A1	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
45974WDG8	100.000%	0.625%	$0.00	FIXED	8.200%	SEMI-ANNUAL	03/15/2011	03/15/2009	$40.32	YES	Senior Unsecured Notes	A1	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
45974WDH6	100.000%	0.625%	$0.00	FIXED	8.350%	SEMI-ANNUAL	09/15/2011	03/15/2009	$41.05	YES	Senior Unsecured Notes	A1	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

International Lease Finance Corporation	Trade Date: Monday, September 15, 2008 @12:00 PM ET
Settle Date: Thursday, September 18, 2008
Minimum Denomination/Increments: 1 Note/1 Note
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

International Lease Finance Corporation $1,000,000,000.00 International Lease Finance Corporation InterNotes Prospectus Dated 16-Aug-06 and Prospectus Supplement Dated: 28-Apr-08